Exhibit 10-k


                             SBC Communications Inc.
                   Retirement Plan for Non-Employee Directors

                           Effective February 1, 1986

Preamble

      The Retirement Plan for Non-Employee Directors (the "Retirement Plan") provides retirement benefits to certain Directors of SBC Communications Inc. (the "Corporation") whose right to payment hereunder is not guaranteed. All rights, hereunder shall be governed by and construed in accordance with the laws of Missouri.

Administration

      The Retirement Plan shall be administered by the Officer of the Corporation ("Plan Administrator") as may be designated by the Chief Executive Officer. The Plan Administrator may delegate any or all duties hereunder to other individuals. The Plan Administrator's decisions regarding the interpretation and application of the Retirement Plan shall be binding on all parties.

Eligibility

      An individual who has never been employed by the Corporation or any of its subsidiaries, who began service as a Director of the Corporation on or before November 21, 1997, who terminates service as a Director of the Corporation on or after February 1, 1986, and who served as a Director of the Corporation ("Board Service") for five years or more shall be eligible to receive benefits under the Retirement Plan (a "Participant"). For the purpose of determining eligibility hereunder, service as a Director of Southwestern Bell Telephone Company prior to January 1, 1984, shall be considered Board Service hereunder.

      Directors of companies acquired by the Corporation, directly or indirectly, pursuant to a merger, consolidation, acquisition or otherwise who are appointed to the Corporation's Board pursuant to the agreement providing for such transaction, or any amendments thereof, or any related agreements, shall not be eligible to participate in the Retirement Plan, unless otherwise provided by the Human Resources Committee of the Board.

Benefit Amount

      Participants shall receive an annual benefit equal to 10% of the annual retainer for Board Service (exclusive of retainers for Board committees or meeting fees) in effect upon termination of Board Service for each complete year of Board Service, with a maximum annual benefit of 100% of the applicable annual retainer.

      Unless a Participant terminates Board Service at or after age 70, benefits under the Retirement Plan shall be actuarially reduced for each month the initial payment date precedes the Participant's attaining age 70; provided, however, that there shall be no reduction in benefits if payments commence prior to age 70 if a Participant terminated Board Service (a) on account of a permanent and total disability in accordance with the definition of Section 22(e)(3) of the Internal Revenue Code or any successor provision, or (b) upon the expiration of the final term of Board Service for which the Participant was of age to stand for election.

Manner and Term of Payments

      Benefit payments shall commence on the first day of the first calendar quarter following a Participant's termination of Board Service and shall be paid quarterly thereafter for the longer of the life of the Participant or the 10-year period commencing on the date of the first payment and ending on the day next preceding the tenth anniversary of such date (Life with 10-Year Certain Benefit). If a Participant who is receiving a Life with 10-Year Certain Benefit dies prior to the expiration of the 10-year period described above, the Participant's Beneficiary shall be entitled to receive the remaining Life with 10-Year Certain Benefit installments which would have been paid to the Participant had the Participant survived for the entire 10-year period. Each benefit payment shall be one-quarter of the Participant's annual benefit net of applicable withholding taxes if any.

      If an individual with five years or more of Board Service dies while still serving as a Director, a pre-retirement death benefit will be calculated and paid as though the individual had retired on the date of death, except that no actuarial reduction shall apply if the individual dies before attaining age 70.

      No right or interest in the Retirement Plan or to Retirement Plan benefits shall be assignable or transferable or shall be subject to any lien, obligation or liability of any Participant.

Term of Retirement Plan

      The Retirement Plan shall remain in effect until terminated by the SBC Communications Inc. Board of Directors, which may amend the Retirement Plan from time to time.




Revised:  November 21, 1997